Exhibit 99.26(4)(g)

Children’s Term Insurance Rider

Benefit

The Company will pay the Rider Proceeds on receipt of due proof of each Child’s death which occurs:

(a)          after the Child has attained the age of 15 days;

(b)         before the Child’s 25th birthday;

(c)          while this Rider is in force; and

(d)         before the Rider Expiry Date.

Consideration

This Rider is issued in consideration of the application and of the payment of premiums.

Child Defined

Child means each Child named in the application who has not attained the age of 19 years on the effective date of this Rider and who is either:

(a)          the lnsured’s Child or legally adopted Child; or

(b)         the Insured’s Stepchild who is a legitimate Child of the lnsured’s Spouse by a former marriage.

Child also means each Child who, after the effective date of this Rider, is either:

(c)          born to the marriage of the lnsured and the Insured’s Spouse; or

(d)         legally adopted by the Insured and the Insured’s Spouse before such Child attains the age of 19 years.

Rider Proceeds

Subject to the terms and conditions of this Rider, the amount of Proceeds payable on each Child’s death before the Rider Expiry Date will be:

(a)          the amount stated on the Schedule Page for this Rider;

less:

(b)         any premium due and unpaid at the Child’s death.

Form L508	Page 1

Payment

The Rider Proceeds will be paid to the Owner of this policy, if the Owner is then surviving.  Otherwise, the Rider Proceeds will be paid to the Child’s estate.  Rider Proceeds will be paid in a lump sum unless otherwise provided.

Premiums

Premiums

The premium for this Rider is stated on the Schedule Page. The premium is payable to the Rider Expiry Date.

Grace Period

A Grace Period of 31 days will be allowed for the payment of each premium after the first payment.  This Rider will continue in force during the grace period.  If any premium due remains unpaid at the end of the Grace Period, this Rider will lapse as of that premium’s due date, with no value.

Waiver of Premiums on Death of the Insured

Future premiums for this Rider will be waived if:

(a)          The policy to which this Rider is attached terminates because of the death of the Insured, except by suicide whether sane or insane within two years from the policy date; and

(b)         This Rider is in force.

In such case, the Rider will be continued to the Rider Expiry Date without further payment of premiums. The Owner of the insurance on each Child will be that Child.

Conversion Privilege

Right To Convert

Any Child’s insurance under this Rider which expires on either his 25th birthday or the Rider Expiry Date may be converted by the Owner to a new policy without evidence of insurability.  Such conversion will be subject to the requirements and conditions listed below.

Date Of Conversion

The Date of Conversion for each Child will be the earlier of:

(a)          that Child’s 25th birthday; and

(b)         the Rider Expiry Date.

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The period of time described in the Incontestability and Suicide provisions of the new policy will be measured from the Effective Date of this Rider.  However, that period of time for any benefit or Rider requiring the company’s consent to be added to the new policy, will be measured from the date of conversion.

Conditions

Conversion of any Child’s insurance to a new policy will be subject to the following conditions:

(a)          The new policy must be a fixed premium permanent life insurance policy insuring a single life.

(b)         The Date of Conversion is defined above.

(c)          The face amount of the new policy must be equal to or less than five times the amount of insurance in force on that Child under this Rider on the Date of Conversion, and must meet the Company’s requirements for minimum policy size on that date.

(d)         The new policy will be issued on the underwriting classification of this Rider.

(e)          Written Notice to the Company requesting conversion must be received at the Home Office at least 31 days prior to the Date of Conversion.

(f)            Any cost of conversion and any premium due on the new policy must be received at the Home Office on or before the date of conversion.

Attained Age Conversion

Each new policy will be issued as of the Date of Conversion at the respective Child’s age on that date.  Premiums for each new policy will be based on the Company’s published premium rates on the Date of Conversion and the Child’s age and sex on that date.

Additional Benefits

Additional benefits and Riders may be included in a new policy only if agreed to by the Company.

Rider Expiry Date

The Rider Expiry Date will be the earlier of:

(a)          The policy anniversary at which the lnsured attains age 65; or

(b)         the end of the premium payment period for the policy to which this rider is attached.

Suicide

If a Child dies by suicide, while sane or insane, within two years from the effective date of this Rider, the total liability of the Company under this Rider in respect of that Child will be limited to the refund of the premiums actually paid for this Rider.

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Incontestable Clause

We will not contest payment of the Rider Proceeds after this Rider has been in force during the lifetime of the Insured for two years from the Effective Date of this Rider.

We will not contest the validity of any reinstatement of this Rider after it has been in force during the lifetime of the Insured for two years after the effective date of reinstatement.

Other Provisions

This Rider is made a part of the policy to which it is attached.

All policy provisions not inconsistent with the provisions of this Rider will apply to this Rider.

Termination

This Rider will terminate automatically:

(a)          on cancellation, lapse, surrender, maturity, or other termination of the policy unless the policy terminates because of the death of the Insured;

(b)         On the date, within two years of the policy date, that the Insued dies by suicide, whether sane or insane.

(c)          when any premium for the policy or this Rider is not paid when due or within the Grace Period;

(d)         on the Rider Expiry Date.

If a premium is paid for any period after termination, the Company’s only liability will be to refund any premium so paid.  The Owner may cancel this Rider on the due date of any premium by filing written notice to the Company along with the policy for endorsement.

Effective Date

The Effective Date of this Rider is the policy date as shown on the policy Schedule Page, unless this Rider was made a part of the policy after the policy date. In that event, the effective date of this Rider is the date shown on the endorsement.

Secretary

Form L508	Page 4